Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

December 12, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Credex Corporation

Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the incorporation by reference use in the Form S-1, Registratin Statement Under the Securities Act of 1933, filed by Credex Corporation of our report dated February 23, 2013, relating to the financial statements of Credex Corporation, as of and for the years ending December 31, 2012 and 2011, and for the period from September 2, 2005 (date of inception) to December 31, 2012.

Sincerely,
/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC